Exhibit 99.1

                                  Press Release

Coast to Coast Agrees to National Distribution Agreement With WALCO International for Its UNIFRESH(TM) Footbath Wednesday June 15, 1:45 pm ET

Tasker Products Expects Acquisition of pHarlo Citrus Technology, Indian River Labs, and Coast to Coast to Be Completed Over Next Few Weeks

PALM HARBOR, Fla., June 15 /PRNewswire/ -- Coast to Coast Laboratories, LLC, a developer and marketer of pre-harvest uses of the pHarlo technology, today announced that it entered into a co-marketing agreement with WALCO International, a leading provider of animal health products and services, with 63 distribution centers in 23 states, including Hawaii, serving the US and Canada. Coast to Coast's management projects revenue from this distribution agreement to be in excess of $25 million, annually.

Coast to Coast's UNIFRESH(TM) Footbath concentrate is an effective and efficient solution used to control bacteria and fungus that invade the hooves of cows and cattle, which can render the animal lame. Current methods using commercial copper sulfate looses its effectiveness as pH levels rise, precipitating the copper sulfate. UNIFRESH(TM), made with the pHarlo technology, is soluble and is not affected by rises in pH level.

Coast to Coast and its affiliated companies, pHarlo Citrus Technologies (pHarlo), the creator of the pHarlo technology, and Indian River Labs (IRL), the blender of pHarlo concentrate, have agreed to sell certain assets to Tasker Capital Corp. (OTC Bulletin Board: TKER - News) in a stock and cash transaction that is expected to be completed shortly. As part of the proposed acquisition, Tasker will secure the rights to a number of new product areas including pre-harvest food processing and water treatment.

Burt Sookram, Coast-to-Coast's president, commented, "Our marketing of the pHarlo technology for pre-harvest use has been well received by a number of commercial ranches and farms. We currently market products for use in poultry pen sprays, drinking water, manure pit treatment, egg wash, fruit and vegetable spray, seafood and swine."

Robert Appleby, Tasker's president and CEO, added, "Coast-to-Coast is expected to be a significant contributor to our company's profitability once the acquisition is completed, which is expected to occur over the next few weeks. Potential applications for pHarlo in lowering bacterial count in all facets of pre-harvest operations are extensive. In the short time Coast to Coast has been in business, it has achieved notable progress in exposing the pHarlo technology to the many potential users in the agriculture industry. We expect the completion of our acquisition will add even more support to their efforts."


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About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Presently the company markets Close Call(TM), the world's first clinically proven anti-microbial oral hygiene breath drink. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close based on the findings of the business and legal due diligence and the decision by Tasker Capital's Board of Directors. If the transaction does close, the Company may find that the combination does not yield the anticipated synergies or benefits. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Current Report on Form 10-KSB as filed with SEC.


Investor Contact:
Joseph M. Zappulla
Wall Street Consultants Corp.
212-681-4100
jzappulla@wallstreetir.com

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Source: Coast to Coast Laboratories, LLC